Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST FINANCIAL NORTHWEST, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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May 8, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of First Financial Northwest, Inc. (“First Financial”) to be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 25, 2014, at 9:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of First Financial, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to shareholder questions.

It is important that your shares are represented at the meeting, whether or not you attend in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card as promptly as possible or to vote by telephone or the Internet, following the instructions on the proxy card.  If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Gary F. Kohlwes

Gary F. Kohlwes
Chairman

FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2014

Notice is hereby given that the annual meeting of shareholders of First Financial Northwest, Inc. will be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 25, 2014, at 9:00 a.m., local time, for the following purposes:

Proposal 1.	Election of two directors for a term of three years and one director for a term of one year;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2014.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on April 28, 2014, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card, which is solicited on behalf of the Board of Directors, and mail it promptly in the enclosed envelope.  Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
May 8, 2014

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and pre-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.  You may also vote by telephone or the Internet by following the instructions on the proxy card.

PROXY STATEMENT
OF
FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

ANNUAL MEETING OF SHAREHOLDERS JUNE 25, 2014

The Board of Directors of First Financial Northwest, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders.  We are first mailing this Proxy Statement and proxy card to our shareholders on or about May 8, 2014.

The information provided in this Proxy Statement relates to First Financial Northwest, Inc. and its wholly-owned subsidiary, First Savings Bank Northwest.  First Financial Northwest, Inc. may also be referred to as “First Financial” and First Savings Bank Northwest may also be referred to as “First Savings Bank” or the “Bank.”  References to “we,” “us” and “our” refer to First Financial and, as the context requires, First Savings Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, June 25, 2014
Time:	9:00 a.m., local time
Place:	Renton Community Center, 1715 SE Maple Valley Highway, Renton, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors for a term of three years and one director for a term of one year;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2014.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 25, 2014

Our Proxy Statement and 2013 Annual Report to Shareholders are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4087275&GKP=203202. The following materials are available for review:

•	Proxy Statement;

•	proxy card; and
•	2013 Annual Report to Shareholders.

Directions to attend the annual meeting, where you may vote in person, can be found online at http://rentonwa.gov/living/default.aspx?id=2818.

Who is Entitled to Vote?

We have fixed the close of business on April 28, 2014, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own, unless you own more than 10 percent of First Financial’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Financial’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On April 28, 2014, there were 16,454,139 shares of First Financial common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by sending in the proxy card even if you plan to attend the annual meeting.  You can also vote by telephone or the Internet by following the instructions on the proxy card.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees, “FOR” advisory approval of the compensation of our executive compensation as disclosed in this Proxy Statement and “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote to approve executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Financial Northwest, Inc. Employee Stock Ownership Plan (“ESOP”) for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Financial common stock allocated to his or her account under the ESOP by completing the voting instruction sheet distributed by the administrator.  If a participant properly executes the voting instruction sheet, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of First Financial common stock held in the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.  The administrator of the ESOP is Crowe Horwath.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Our Nominating and Corporate Governance Committee has nominated, and our Board of Directors has ratified, the nomination of three candidates for election as directors. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Auditor

Ratification of the appointment of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2014, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of the independent auditor.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of First Financial in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 28, 2014, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial’s common stock other than directors and executive officers;

•	each director and director nominee of First Financial;

•	each executive officer of First Financial or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” above (known as “named executive officers”); and

•	all current directors and executive officers of First Financial and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Financial’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after April 28, 2014, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of April 28, 2014, the voting record date, there were 16,454,139 shares of First Financial common stock outstanding.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)

Beneficial Owners of More Than 5%

First Financial Northwest, Inc. Employee Stock Ownership Plan	1,463,293	(2)	8.89
201 Wells Avenue South
Renton, Washington 98057

First Financial Northwest Foundation	1,375,700	(3)	8.36
P.O. Box 419
Renton, Washington 98057

Craig A. White	1,362,500	(4)	8.28
136 Heber Avenue, Suite 204
Park City, Utah 84060

Joseph Stilwell	1,328,100	(5)	8.07
111 Broadway, 12th Floor
New York, New York 10006

Dimensional Fund Advisors LP	899,916	(6)	5.47
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746

Directors

Joann E. Lee	172,940	(7)	1.05
Gary F. Kohlwes	217,540	(8)	1.32
Robert L. Anderson	157,740	(9)	*
Gary F. Faull	171,940		1.04
Daniel L. Stevens	--		*
Joseph W. Kiley III**	53,346		*
Kevin D. Padrick	100,000	(10)	*
Richard P. Jacobson**	25,000		*

Named Executive Officers

Herman L. Robinson	76,198	(11)	*
Simon Soh	58,944		*
Ronnie Clariza	88,962		*
Victor Karpiak***	54,527		*
Kari A. Stenslie***	34,115		*

All Executive Officers and Directors as a Group (13 persons)	1,211,252		7.37

(Footnotes appear on following page)

*	Less than one percent of shares outstanding.
**	Also a named executive officer.
***	Former officer.
(1)
For directors and executive officers, includes shares of restricted stock, as to which the holders have voting but not dispositive power. The amounts shown also include the following number of shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to the 2008 Equity Incentive Plan: Ms. Lee, Dr. Kohlwes, Mr. Anderson and Mr. Faull, 97,940 shares each; Mr. Kiley, 10,000 shares; Mr. Padrick, 100,000 shares (granted pursuant to the terms of the Stock Option Agreement discussed in note 10 below); Mr. Robinson, 40,000 shares; Mr. Soh, 10,000 shares; and Mr. Clariza, 50,000 shares; and all executive officers and directors as a group, 601,760 shares.

(2)	The ESOP has sole voting power with respect to 987,467 shares, shared voting power with respect to 475,826 shares and sole dispositive power with respect to 1,463,293 shares.
(3)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Savings Bank for the purpose of furthering our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial’s shareholders.

(4)	Based solely on a Schedule 13D dated January 28, 2008, regarding shares owned as of that date, reporting sole voting and dispositive power over the shares.
(5)
Based solely on a Schedule 13F dated February 10, 2014, regarding shares owned as of December 31, 2013. According to that filing, Joseph Stilwell is the managing member of Stilwell Value LLC. Stilwell Value LLC is the general partner of Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Value Partners I, L.P., Stilwell Value Partners II, L.P., Stilwell Value Partners III, L.P., Stilwell Value Partners IV, L.P., Stilwell Value Partners V, L.P., Stilwell Value Partners VI, L.P., and Stilwell Value Partners VII, L.P. (together the “Value Funds”). Joseph Stilwell is also the general partner of Stilwell Partners L.P. (“SPLP” and, together with the Value Funds, the “Funds”). The securities reported in the Form 13F are held by one or more of the Funds.

(6)	Based solely on a Schedule 13D dated February 10, 2014, regarding shares owned as of December 31, 2013, reporting sole voting power over 868,473 shares and sole dispositive power over 899,916 shares.
(7)	Includes 15,000 shares owned solely by her spouse.
(8)	Includes 25,000 shares owned solely by his spouse, as well as 8,200 shares owned as custodian for a minor.
(9)	Includes 25,000 shares held jointly with his spouse.
(10)
Represents stock options granted under the Stock Option Agreement (“Agreement”) between Mr. Padrick and Stilwell Value LLC dated as of March 15, 2013. The Agreement provides that the stock options awarded to Mr. Padrick vested immediately and will expire on the earlier of: (1) a change in control of First Financial, as defined in the Agreement; (2) March 15, 2016 or such other date mutually agreed to by the parties pursuant to the Agreement; and (3) in the event Mr. Padrick resigns or is removed from First Financial’s Board of Directors.

(11)	Includes 500 shares owned solely by his spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  Effective September 1, 2013, Victor Karpiak retired and Richard P. Jacobson was appointed to fill the vacancy.  Mr. Jacobson was recommended as a director by an independent director of First Financial.   In January 2014, Mr. Anderson notified the Board of Directors that he will retire at the annual meeting of shareholders and will not seek reelection.  The Board has amended First Financial’s Bylaws to reduce the size of the Board from eight to seven members, effective upon Mr. Anderson’s retirement.

The table below sets forth information regarding each director of First Financial and each Board nominee for director.  The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as First Financial directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors will select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of Gary F. Kohlwes, Joseph W. Kiley III and Richard P. Jacobson.

Name	Age as of December 31, 2013	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Gary F. Kohlwes	77	1977	2017 (2)
Joseph W. Kiley III	58	2012	2017 (2)
Richard P. Jacobson	50	2013	2015 (2)

DIRECTORS CONTINUING IN OFFICE

Daniel L. Stevens	70	2011	2015
Gary F. Faull	69	1999	2016
Joann E. Lee	58	2005	2016
Kevin D. Padrick	58	2013	2016

____________
(1)	For years prior to 2007, includes prior service on the Board of Directors of First Savings Bank (previously known as First Savings Bank of Renton).
(2)	Assuming election or reelection.

Information Regarding Nominees for Election.  Set forth below is the principal occupation of each nominee for director.  All nominees have held their present positions for at least five years unless otherwise indicated.

Dr. Gary F. Kohlwes serves as Chairman of First Financial, First Financial Diversified and First Savings Bank, positions he has held since March 20, 2013, September 1, 2013 and September 1, 2013, respectively.  He is also Chairman of First Financial’s Audit/Compliance/Risk Committee and has served as a director of First Financial, First Financial Diversified and the Bank since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he held the same positions with First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  He has served as a director of First Savings Bank since 1977. He was appointed in 1982 to the board position of Secretary, a position he held until May 2011.  Dr. Kohlwes retired in 1997 after 40 years in education with the last 23 years as Superintendent of Public Schools for the Renton School District.  Since 1963, he has also owned, operated and managed a commercial fishing business in Naknek, Alaska.  Dr. Kohlwes is a member of the Board of Directors of Washington Pacific Insurance, SPA, a UW Medicine Board member and Valley Medical Center Trustee.  He is a past president and a current member of the Renton Rotary Club, past President and founding director of the Renton Community Foundation and a past elected Commissioner of Valley Medical Center.  In addition, Dr. Kohlwes is a Trustee of the First Financial Northwest Foundation and serves as its Executive Director.

Joseph W. Kiley III has served as President and Chief Executive Officer of First Financial and First Financial Diversified since September 1, 2013, a director of First Financial and First Financial Diversified since December 31, 2012, and President, Chief Executive Officer and director of First Savings Bank since September 17, 2012.  He previously served as President, Chief Executive Officer and director of Frontier Bank, F.S.B., Palm Desert, California, and its holding company, Western Community Bancshares, Inc.  Mr. Kiley has over 20 years of executive experience at banks, thrifts and their holding companies that includes serving as president, chief executive officer, chief financial officer and director.  Mr. Kiley holds a Bachelor of Science degree in Business Administration (Accounting) from the California State University, Chico and is a former California certified public accountant.  Mr. Kiley is an active member of the Renton Rotary and is a director with the Greater Renton Chamber of Commerce.

Richard P. Jacobson has served as Chief Operating Officer of First Savings Bank since July 9, 2013, and as Chief Financial Officer of First Financial Northwest, First Financial Diversified and the Bank since August 9, 2013.  He was appointed as a director of First Financial, First Financial Diversified and First Savings Bank effective September 1, 2013.  Mr. Jacobson served as a consultant to First Financial from April 30, 2010 to April 6, 2012.

Subsequently he worked as a mortgage loan originator in Palm Desert, California from July 2012 to July 2013.  Previously, he had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington for 23 years, and had served as President, Chief Executive Officer and a director of Horizon Financial Corp. and Horizon Bank from January 2008 to January 2010.  Mr. Jacobson also served as Chief Financial Officer of Horizon Financial Corp. and Horizon Bank from March 2000 until October 2008.  Between 1985 and 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank, and spent two years as a Washington state licensed real estate appraiser from 1992 to 1994.  Mr. Jacobson received his Bachelor’s degree in Business Administration (Finance) from the University of Washington. In addition, Mr. Jacobson graduated with honors from the American Banker Association’s National School of Banking.  Mr. Jacobson is a past president of the Whatcom County North Rotary club and has served on the boards of his church, the United Way, Boys and Girls Club and Junior Achievement.

Information Regarding Incumbent Directors.  The present principal occupation and other business experience during the last five years of each director continuing in office is set forth below.

Daniel L. Stevens was appointed as a director of First Financial, First Financial Diversified and First Savings Bank effective as of January 1, 2012.  Mr. Stevens is Chairman of the Board of Home Federal Bancorp, Inc. and Home Federal Bank, Boise, Idaho, positions he has held since 2004 and 1999, respectively.  He served as President and Chief Executive Officer of Home Federal Bancorp, Inc. from 2004 to January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 to January 2008, and as President of Home Federal Bank from 1995 to September 2006.  Mr. Stevens worked in the financial services industry for over 35 years and served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America’s Community Bankers, served on America’s Community Bankers’ Federal Home Loan Bank System Committee, chaired the America’s Community Bankers Credit Union Committee, and was First Vice Chair of America’s Community Bankers COMPAC Board of Governors until the merger of America’s Community Bankers and the American Bankers Association in 2007.  He is a Past Chairman of the Board of the Idaho Bankers Association, a past Chairman of the Board of Directors and Executive Committee of the Boise Metro Chamber of Commerce, and a former director of the Midwest Conference of Community Bankers.  He is the former director of the Boise State University Foundation, and past Chairman of the United Way of Treasure Valley and the Nampa Neighborhood Housing Services Board of Directors.

Gary F. Faull serves as a director of First Financial, First Financial Diversified and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he served as a director of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  Mr. Faull has served as a director of the Bank since 1999.  He is an attorney and has been self-employed since 1974 in the law firm of Gary F. Faull Law Offices.  Mr. Faull is a member of the Renton Rotary Club, the Greater Renton Chamber of Commerce, Veterans of Foreign Wars, having served in Vietnam and earning a Bronze Star and a Combat Infantryman’s Badge, a past director of the Renton Community Foundation and a past president of the South King County Bar Association.  Mr. Faull is also a Trustee of the First Financial Northwest Foundation and serves as its Secretary.

Joann E. Lee serves as a director of First Financial, First Financial Diversified and First Savings Bank, as well as Chair of First Financial’s Compensation and Awards Committee, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  She was appointed Secretary of First Financial in May 2011 and of First Savings Bank on September 1, 2013.  Ms. Lee is also the Board’s designated Financial Expert serving on the Audit/Compliance/Risk Committee.  Prior to the conversion, she served as a director of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton since 2005.  Ms. Lee is a Certified Public Accountant and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee spent 11 years as a Certified Public Accountant, including an eight-year career with the independent public accounting firm of RSM McGladrey.  She also served as their Director of the Small Business Division, Puget Sound Region.  Ms. Lee is a past president and current Board member of the Renton Rotary Club, and past member of Renton YMCA Board of Directors.  She is also a member of the Renton Communities in Schools, Greater Renton Chamber of Commerce and a past president and director of the Renton Technical College Foundation.  In addition

Ms. Lee serves as a Trustee of the First Financial Northwest Foundation and serves as its Treasurer.

Kevin D. Padrick was appointed as a director of First Financial, First Financial Diversified and First Savings Bank effective as of March 14, 2013.  Mr. Padrick is a lawyer and Senior Principal and co-founder of Obsidian Finance Group, LLC, a hybrid financial advisory and investment firm based in Lake Oswego, Oregon.  Prior to founding Obsidian Finance Group, LLC, Mr. Padrick was a partner with the law firm, Miller Nash, LLP, where he chaired the insolvency department and represented debtors, secured and unsecured creditors, and creditors’ committees.  He received Bachelor of Science degrees in mathematics and psychology, and Master of Business Administration and Juris Doctor degrees from the University of Santa Clara.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Faull	Jacobson	Kiley	Kohlwes	Lee	Padrick	Stevens
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry		✓	✓		✓	✓	✓
Certified public accountant or financial expert		✓	✓		✓
Attorney	✓					✓
Civic and community involvement	✓		✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓
Diversity by race, gender or culture					✓
Specific skills/knowledge:
Finance	✓	✓	✓	✓	✓	✓	✓
Technology						✓
Marketing	✓				✓	✓	✓
Public affairs	✓			✓	✓		✓
Human resources	✓	✓	✓	✓	✓	✓	✓
Governance		✓	✓	✓		✓	✓
Compensation	✓	✓	✓	✓	✓	✓	✓

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of First Financial and First Savings Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2013, the Board of Directors of First Financial held 13 meetings and the Board of Directors of the Bank held 12 meetings.  No director of First Financial or the Bank attended fewer than 75 percent of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of First Financial has standing Audit/Compliance/Risk, Compensation and Awards, Nominating and Corporate Governance, and Executive committees.  The Board has adopted written charters for the Audit/Compliance/Risk, Compensation and Awards, and Nominating and Corporate Governance committees, copies of which are available on our website at www.fsbnw.com.

Audit/Compliance/Risk Committee.  The Audit/Compliance/Risk Committee consists of Directors Kohlwes (Chair), Faull and Lee.  The Committee meets at least quarterly to oversee the integrity of the financial reporting process, external and internal audits, third party credit reviews, determination of the adequacy of the allowance for loan and lease losses and the system of internal control.  The Committee also appoints the independent auditor and retains service providers for internal audit and third party credit reviews, and reviews the various reports prepared by the independent auditor and the other service providers it appoints.  The Audit/Compliance/Risk Committee met 17 times during the year ended December 31, 2013.

Each member of the Audit/Compliance/Risk Committee is “independent” in accordance with the requirements for companies listed on Nasdaq.  In addition, the Board of Directors has determined that Ms. Lee meets the definition of “audit committee financial expert,” as defined by the SEC.

Compensation and Awards Committee.  The Compensation and Awards Committee consists of Directors Lee (Chair), Kohlwes, Anderson, Padrick, Faull and Stevens.  The Committee meets at least twice a year to provide oversight regarding personnel, compensation and benefits related matters.  The Committee is also responsible for evaluating First Financial’s Chief Executive Officer and making recommendations to the full Board regarding director compensation.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  This Committee met six times during the year ended December 31, 2013.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Anderson (Chair), Padrick and Kohlwes, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of First Financial.  The Committee also selects nominees for the election of directors and assesses Board and committee membership needs.  The Committee meets at least twice a year.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  This Committee met five times during the year ended December 31, 2013.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business, including regulatory and compliance matters, strategic planning, finance, accounting and overall best industry practices.  The Committee also considers the candidate’s involvement in community, business and civic affairs, and whether the candidate would provide for adequate representation of First Savings Bank’s market area.   Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee strives to have a Board with diverse experience in areas relevant to First Financial’s business.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may use the services of a professional search firm to solicit qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Nominating and Corporate Governance Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

As noted above, the Nominating and Corporate Governance Committee considers a number of criteria when selecting new members of the Board.  Those criteria as well as having strong personal attributes, including a record of achievement and an understanding of diverse backgrounds and experience, are considered to provide for diversity on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

Executive Committee.  The Executive Committee, consisting of Director Kiley (Chair) and any two non-employee directors, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to act in place of the Audit, Compensation, or Nominating and Corporate Governance committees.  The Executive Committee did not meet during the year ended December 31, 2013.

Leadership Structure

In 2013, the Board decided to separate the roles of Chairman and Chief Executive Officer with the role of Chairman now being filled by an independent director to provide more independent oversight.  To supplement information flow, the entire Management Committee, which represents all business lines, attends each Board Meeting.  The Board recognizes that independent directors and management have different perspectives and roles in developing our strategy.  Our independent directors bring experience, oversight and expertise from outside First Financial and the financial services industry, while the Chief Executive Officer brings a wealth of banking expertise.  The Board believes that separating the roles of Chairman and Chief Executive Officer promotes a more dynamic strategic development and provides independent oversight, which are important to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy once it is developed.  To provide oversight and balance to management, the Board has established a practice of holding executive sessions consisting of non-management directors as needed.  The non-management directors also meet with independent service providers, such as the independent auditor, credit reviewer and internal auditor, as needed.  The Chairman, or in his absence, a lead independent director, facilitates each executive session and is responsible for consulting with the Chief Executive Officer, acting as a liaison between management and the non-management directors.

Board Involvement in Risk Management Process

The Board of Directors and committees take an active role in overseeing management of First Financial’s risks.  The Board regularly reviews information regarding our asset quality, liquidity, operations and regulatory standings, as well as the risks associated with each.  The Compensation and Awards Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  To mitigate excessive risk taking by management, all incentive compensation plans remain strictly subjective and awards are made at the Committee’s sole discretion based on overall corporate performance, peer group data, management’s collective contribution and individual performance measurements.  The Audit/ Compliance/Risk Committee oversees management of financial risks, including reviewing audited financial statements, engaging independent external auditors and internal auditors, and conducting discussions with management regarding quarterly and annual public filings.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about these risks.

As a result of First Savings Bank’s improved financial condition, the Bank’s Board of Directors changed its committee structure in 2013.  The revised committee structure is intended to increase the Board’s oversight of the risk typically associated with the growth of the Bank.  In recent years, the focus has been on the oversight of the Bank’s asset quality and resolving regulatory matters, which had required the Bank to suppress its growth.  Now that the Bank is positioned for growth, additional emphasis will be placed on: (1) lending oversight through the Directors’ Loan Committee; (2) asset/liability management through a newly formed Bank Investments and Asset Liability Committee; and (3) asset classification and loan loss estimates through a newly formed Bank Internal Asset Review Committee.  It is expected that these new Bank Board committees will provide more independent Board oversight and will reduce the scope and frequency of meetings of the First Financial’s Audit/Compliance/Risk Committee.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  Our executive officers and Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of our shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq rules.  Our Board of Directors will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our eight directors are independent, as defined by Nasdaq.  Directors Kohlwes, Faull, Lee, Anderson, Stevens and Padrick are all independent.

Code of Business Conduct and Ethics.  On June 19, 2013, the Board of Directors approved the Code of Business Conduct and Ethics.  The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Business Conduct and Ethics is available on our website at www.fsbnw.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Financial Northwest, Inc., 201 Wells Avenue South, Renton, Washington  98057.  Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Financial encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year’s annual meeting of shareholders.

Transactions with Related Persons.  First Savings Bank has followed a policy of granting loans to officers and directors that fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Savings Bank.  Loans and available lines of credit to all directors and executive officers and their associates totaled approximately $548,000 at December 31, 2013, which was less than one percent of our equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2013.  Total deposits of directors and executive officers were approximately $1.9 million at December 31, 2013.

We recognize that transactions between First Financial, First Financial Diversified or First Savings Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests.  Therefore, as a general matter, and in accordance with the First Financial Code of Business Conduct and Ethics Policy, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests.  Accordingly, we have adopted an informal policy that requires the Compensation and Awards Committee to review and, if appropriate, to approve or ratify any such transaction.  In the event that a member of the Committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Pursuant to the policy, the Committee will review any transaction in which First Financial or the Bank is or will be a participant and the amount involved exceeds $120,000, and in which any of the directors or executive officers had, has or will have a direct or indirect material interest.  After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Committee determines in good faith.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2013, other than Joseph W. Kiley III, who is our President and Chief Executive Officer, Richard P. Jacobson, our Chief Operating Officer and Chief Financial Officer, and Victor Karpiak, our former President and Chief Executive Officer, whose compensation is included in the section entitled “Executive Compensation.”  The directors did not receive any stock awards or non-equity incentive compensation during this period, nor did they participate in a pension plan or receive above-market earnings on deferred compensation; therefore, these columns have been omitted from the table.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)

Robert L. Anderson	46,400	--	278	46,678
Gary F. Faull	56,000	--	13,860	69,860
Gary F. Kohlwes	61,150	--	13,860	75,010
Joann E. Lee	54,500	--	9,360	63,860
Kevin D. Padrick (2)	34,617	296,810 (3)	13,500	344,927
Daniel L. Stevens	44,225	--	18,000	62,225
M. Scott Gaspard (4)	4,700	--	--	4,700
___________
(1)
Unless otherwise noted, consists of dividends received on restricted stock, a stipend for travel to and from, and attendance at conferences and training sessions. For directors who live outside of Washington, also includes a travel stipend for attendance at Board meetings.

(2)	Mr. Padrick was appointed to the Board effective March 14, 2013.
(3)
Represents the grant date fair value of 100,000 stock options granted under the Stock Option Agreement (“Agreement”) between Mr. Padrick and Stilwell Value LLC dated as of March 15, 2013. The Agreement provides that the stock options awarded to Mr. Padrick vested immediately and will expire on the earlier of: (1) a change in control of First Financial, as defined in the Agreement; (2) March 15, 2016 or such other date mutually agreed to by the parties pursuant to the Agreement; and (3) in the event Mr. Padrick resigns or is removed from First Financial’s Board of Directors.

(4)	Mr. Gaspard resigned effective March 20, 2013.

Each director of First Financial is also a director of First Savings Bank and First Financial Diversified.  The directors are compensated only for their service on First Savings Bank’s Board of Directors with an allocation of cost to First Financial.  Non-employee directors receive a semi-annual retainer of $10,000 ($20,000 annually), a fee of $1,200 for each Board meeting attended in person ($600 for each meeting attended telephonically), with the Chairman receiving an additional $450 per meeting.  Committee members also receive a fee of $550 per committee meeting attended in person ($275 for each meeting attended telephonically), with the Committee Chair receiving an additional $400 per meeting.  In addition, directors receive $1,500 per day for travel to and from, and attendance at conferences, and directors who reside outside the State of Washington are compensated for travel to regular monthly Board meetings at the rate of $1,000 per meeting.

The Compensation and Awards Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  For 2014, the Committee recommended no increases in fees from the 2013 levels.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  Following this discussion, in the section entitled “Executive Compensation,” we provide a series of tables containing specific information about the compensation earned or paid to the following officers, who are known as our named executive officers:

Joseph W. Kiley III, President and Chief Executive Officer
Richard P. Jacobson, Chief Operating Officer and Chief Financial Officer
Herman L. Robinson, Senior Vice President and Chief Credit Officer
Simon Soh, Senior Vice President and Chief Lending Officer
Ronnie Clariza, Senior Vice President and Chief Risk Officer
Victor Karpiak, former President and Chief Executive Officer
Kari A. Stenslie, former Vice President and Chief Financial Officer

All compensation matters concerning our executive and non-executive officers are made at the sole discretion of the Compensation and Awards Committee, which is comprised of all independent directors.  Compensation determinations are made based on the Compensation and Awards Committee’s independent review of management recommendations and peer group surveys, for both base salary and total compensation.  The peer group data is derived from the Northwest Financial Industry Survey prepared by Milliman, Inc., a global firm of consultants and actuaries serving the full spectrum of business, governmental and financial organizations since 1947, and in association with the Washington Bankers Association and the Oregon Bankers Association.  In addition, the Compensation and Awards Committee engaged a compensation consultant in 2013 to review officer and non-officer compensation.  The results of this review are discussed below.

The Chief Executive Officer’s role is limited to providing information regarding the executive and non-executive officers to the Compensation and Awards Committee Chair, which includes salary and bonus histories for the past three years, performance highlights, level of responsibility and compensation recommendations for each officer.  The Chief Executive Officer does not provide any recommendation with respect to his individual compensation.  Following receipt of this information, the Compensation and Awards Committee Chair reviews the selected materials along with supplemental information independently acquired.  The Chair's analysis is then incorporated into a summary packet that is provided to the Compensation and Awards Committee for their review prior to a regularly scheduled meeting.  At the Committee meeting, the Chair makes salary and bonus recommendations that are considered by the Committee, however, the Compensation and Awards Committee makes the final decision and may adjust the compensation levels until a unanimous agreement is reached.  In its deliberations, the Compensation and Awards Committee focuses on corporate performance, position emphasis, retention issues and management development.  To further supplement its analysis, the Compensation and Awards Committee uses the services of compensation consultants on an as needed basis.

The discussion below is intended to help understand the detailed information provided in the executive compensation tables and put that information into context within our overall compensation program.

2013 Compensation Highlights.

The Board of Directors of First Financial, at its January 2013 meeting, elected to freeze the Pentengra Defined Benefit Plan effective, March 31, 2013.  Freezing the plan eliminates all future benefit accruals for employees.  Each employee’s accrued benefit was determined as of March 31, 2013.

In 2013, the Compensation and Awards Committee retained the services of a consulting firm, third party compensation specialist, Meyer-Chatfield Compensation Advisors, Inc.  They were engaged to initially review non-officer incentive plans, which is still in progress in early 2014, as well as analyze officer cash and incentive plans.  Meyer Chatfield is currently performing a full market, industry-specific, benchmarking analysis of the Company’s incentive plans for both officers and non-officers, and will continue to review cash compensation for our officers to ensure competitive compensation within our industry.

Additionally, in 2013, the Board and management also took steps to control health care costs in 2014, and beyond, by engaging Kibble and Prentice, an employee benefits consulting firm.  Kibble and Prentice conducted a full market review to ensure competitive rates and benefit plan options for all employees and dependents.  On January 1, 2014, First Savings Bank implemented new healthcare benefit plans that not only meet the Affordable Health Care Act requirements, but also offer more cost effective options to employees, including additional benefit offerings in 2014 as outlined below.  In 2013, First Savings Bank also eliminated its major medical program as a cost savings measure, and implemented competitive long-term and short-term disability coverage benefit plans in 2013.

Compensation Philosophy and Objectives.  Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term incentive compensation paid to executive officers should be directly aligned First Savings Bank's performance and that compensation should be structured to ensure achievement of financial and operational goals along with other factors that impact corporate value.  Our long-term incentive is in the form of an employee stock option plan, which is tied to longevity.

Our compensation decisions with respect to executive officer salaries and incentive compensation, are influenced by: (1) the executive’s level of responsibility and function within the organization; (2) the overall performance and profitability of First Savings Bank; and (3) our assessment of the competitive marketplace, including other peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual incentive compensation.

Compensation Program Elements.  The compensation program for executive officers consists of the elements described below.

Pay Element	What It Rewards	Purpose

Base Salary	Core competence in the executive’s role relative to skills, experience and contributions to First Financial and First Savings Bank	Provide fixed compensation based on competitive market price

Annual Incentive Compensation	Contributions toward First Savings Bank’s achievement of specified pre-tax profit	Provides annual performance based cash incentive compensation

Long-term Incentive (Equity-based) Compensation	Management development through retention and attracting new talent	Provides resources for implementation of corporate objectives, goals and growth strategies

Retirement Benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax- qualified and nonqualified retirement plans

	The Chief Executive Officer has a supplemental retirement agreement that entitles him to additional retirement benefits subject to meeting certain minimum age and service requirements	Provides a long-term incentive for the retention of key officers

Additional Benefits and Perquisites	Executives participate in employee benefit plans, including pay protection via disability pay, generally available to our employees, including medical insurance	These benefits are a part of our broad-based total compensation program

	The Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer receive a car allowance	Assists in executive responsiveness for community based travel requirements

The Compensation and Awards Committee of First Savings Bank has the responsibility for establishing and reviewing our compensation philosophy and objectives.  In this role, the Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive.  Although First Savings Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, compensation paid to employees, officers and directors has consisted primarily of cash compensation, salary and bonuses, and retirement benefits.  In 2008, shareholders approved our 2008 Equity Incentive Plan and we expected that equity-based compensation would be a more significant component of management development in the future.  As a result of the challenging operating environment over the past several years, however, equity compensation has been awarded primarily to new or newly-promoted officers.

Pay Philosophy and Competitive Standing.  In general, we seek to provide competitive pay by targeting the 50th-75th percentile relative to a peer group for total compensation opportunities, including salaries and incentive compensation.  It is First Saving Bank’s intent to achieve an effective efficiency ratio, excellent asset quality, and a satisfactory regulatory standing; therefore, in the future, we will emphasize performance-based compensation over a fixed-salary pay structure.

With the assistance of Milliman, Inc., we receive and analyze competitive market data contained in the Northwest Financial Industry Salary Survey every year.  The data is independently collected by Milliman and represents approximately 102 Northwest financial institutions ranging in asset size from $40 million to several billion.  The data is then grouped by collective asset sizes with the information adequately reflecting the complexities and compensation levels of peer group institutions.  We compare compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar size stock and mutual institutions.  During 2013, our peer group consisted of the following financial institutions, with locations in Washington, Oregon and Idaho:

Bank of the Cascades	Pacific Continental Bank
Bank of the Pacific	Peoples Bank
First Federal of Port Angeles	Riverview Community Bank
Heritage Bank	Skagit State Bank
Home Federal Bank	Timberland Bank
Kitsap Bank	Whidbey Island Bank
Olympia Federal

The peer group institutions range in asset size from $588 million to $1.7 billion, with an average asset size of approximately $998 million.  The peer group was selected based on asset size and geographic location.

Base Salary.  The Chief Executive Officer makes initial base salary recommendations for employees to the Compensation and Awards Committee Chair that are based on individual salary history and the peer group data contained in the survey prepared by Milliman.  Given the independence of the data on which these recommendations are made, historically there have been only slight modifications by the Compensation and Awards Committee.  For 2013, the Compensation and Awards Committee reviewed the recommendations and established executive management salaries in accordance with its independent philosophy.  For 2013, the Compensation and Awards Committee approved the base salaries of Messrs. Robinson, Soh and Clariza and submitted these determinations to the full Board of Directors for review.  Messrs. Kiley and Jacobson’s base salary was determined as part of the recruiting process.  Mr. Kiley did not participate in Board discussions regarding his own compensation.  In setting base salaries, the Compensation and Awards Committee used the information provided by Milliman, and also considered each executive’s experience and tenure, our overall annual budget for merit increases and the executive’s individual performance and changes in responsibility.  The determination of the named executive officers’ base salaries is a subjective determination with no specific criteria considered and, consequently, no particular weight is given to any single factor.  The 2013 base salary for Mr. Clariza is $140,000, and in early 2014, salaries for Messrs. Robinson and Soh were raised to $210,000 and $200,000, respectively.  The Compensation and Awards Committee believes that the base salaries paid to each member of the senior management team is commensurate with the individual’s duties, performance and range for the industry compared to our peer group.  Salary levels are reviewed annually and base salary is not targeted at any particular percentage of total compensation.

Annual Incentive Compensation.  The Annual Incentive Plan is intended to provide executive officers and staff with an opportunity to earn annual cash incentives based on our corporate performance as measured by our earnings, asset quality, loan growth, financial condition and satisfactory regulatory standing.  The annual cash incentive payments are determined at the discretion of the Compensation and Awards Committee, based on the recommendations of the Chief Executive Officer.  In recent years, the downturns in economy and poor asset quality had impacted earnings negatively.  Accordingly, incentive payments were not awarded to any staff or executive officer from 2009 to 2012.  However, as a result of the new management team's efforts towards First Financial’s return to profitability in 2013, its improved asset quality and complete removal of regulatory directives, the

Compensation and Awards Committee approved a discretionary bonus for all employees as of December 31, 2013.  The Compensation and Awards Committee is currently considering whether to re-institute the Annual Incentive Plan for future fiscal years.

Long-term Incentive Compensation.  A key component of management stability and institutional growth is the ability of a company to provide long-term incentives for its personnel.  In 2008, the Board of Directors adopted the 2008 Equity Incentive Plan, which was then approved by shareholders.  Under the plan, directors, officers and employees may receive awards of stock options, stock appreciation rights, restricted stock and restricted stock units.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  The ability to offer equity-based compensation provides a means for attracting and retaining directors and employees, and also provides an incentive to directors and officers to improve the long-term performance and market value of First Financial.  Equity-based compensation serves as a long-term incentive because it has a five-year vesting schedule.

The 2008 Equity Incentive Plan is administered by the Compensation and Awards Committee, which makes all awards under the plan.  The Committee makes its determinations on a discretionary basis, giving consideration to the following factors: corporate performance, contributory value, and anticipated future management role with respect to developing and implementing corporate objectives, financial goals and growth incentives.  In 2013, Mr. Jacobson was granted 25,000 shares of restricted stock and 60,000 stock options as part of his employment package.  Mr. Kiley was granted 50,000 shares of restricted stock and 50,000 stock options as part of his employment agreement in September 2012 and was granted another 50,000 stock options in September 2013.  The Compensation and Awards Committee anticipates utilizing available awards primarily as part of incentive packages to attract additional senior management personnel, when appropriate.

Retirement Benefits.  First Financial maintains, as part of its retirement benefit programs, the First Savings Bank Northwest Savings Plan (the “401(k) plan”) for the benefit of eligible employees, including the named executive officers, of First Financial and its subsidiaries, First Savings Bank and First Financial Diversified.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Financial and its subsidiaries  are eligible to participate in the 401(k) plan on the first of the month, following 60 days from hire.  Generally, participants direct the investment of the plan assets.

For 2013, participants could contribute up to $17,500 of their annual compensation through a pre-tax salary reduction election.  Participants 50 years of age or more could elect to make an additional $5,500 pre-tax salary reduction election.  First Financial matches the first six percent of a participant’s pre-tax salary reduction contribution at the rate of 50 percent.  To be eligible for a matching contribution, the participant must be actively employed during the pay period for which the match is allocated.  Participants are, at all times, 100 percent vested in their salary reduction contributions; however, their related matching contributions are subject to a five-year vesting period with 20 percent vesting each year.  For the fiscal year ended December 31, 2013, First Financial incurred a matching contribution-related expense of $155,000 in connection with the 401(k) plan.  For the 401(k) plan’s fiscal year ended December 31, 2013, employees contributed $510,600 to the 401(k) plan.

First Savings Bank is a participating employer in a multiple-employer defined benefit plan (the “pension plan”), which provides a benefit upon retirement to eligible employees.  The Board voted to freeze all accumulated pension plan benefits as of March 31, 2013, which means that employees with less than one year of service as of that date, or new employees hired subsequently, will not be eligible to participate in the plan and no new benefits will accrue to current participants under the plan after that date.  Upon completion of five years of employment with First Financial or its subsidiaries, a participant is 100 percent vested.  There is no provision for partial vesting.   A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.

First Savings Bank also maintains an executive supplemental retirement plan for the benefit of certain executives.  The plan is intended to provide supplemental benefits upon normal retirement or death prior to retirement.  First Savings Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1,

2013. The agreement provides for an annual pension of $28,000 if he is employed by First Savings Bank upon attaining age 65.

Additional Benefits and Perquisites.  At First Financial, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The elements of the benefits plan include group policies for medical/dental/vision plans, paid time off (“PTO”) for vacation and illness, disability, life insurance, FSA/HSA pre-tax savings accounts, tuition reimbursement, bereavement leave and training.  In January 2014, our benefit plans were changed to more cost effective offerings, with two choices: a base qualified, high-deductible health plan, which is at no cost to the employee, and a base buy-up option, the difference of which is charged to the employee.  Additionally, employees are responsible for 50 percent of their dependent’s premiums.  The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer receive an automobile allowance.  The Compensation and Awards Committee believes this benefit is appropriate because it assists them in fulfilling their employment obligations.

The named executive officers, along with all eligible employees, participate in our ESOP.  Each eligible participant is allocated the same proportion that the participant’s compensation for the plan year bears to the total compensation of eligible participants for that year, subject to certain limitations regarding how much compensation is taken into account and how much can be allocated to a participant for a year.

Additional Considerations.  Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to materially adjust compensation.  The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers.  However, the Compensation and Awards Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to First Financial with the value to the employee.

Role of Executive Officers in Determining Compensation.  Our Chief Executive Officer recommends to the Compensation and Awards Committee Chair base salary and actual bonus payouts for our named executive officers and all other officers (other than himself).  Our Chief Executive Officer makes these recommendations to the committee based on data and analysis provided by Milliman in association with the Washington Bankers Association and the Oregon Bankers Association, qualitative judgments regarding individual performance and input from officers at all levels of management throughout First Savings Bank.  Our Chief Executive Officer is not involved with any aspect of determining his own compensation as that function is performed by the Compensation and Awards Committee utilizing independent data contained in the Northwest Financial Industry Salary Survey prepared by Milliman in association with the Washington Bankers Association and the Oregon Bankers Association.

The compensation paid to Mr. Kiley is determined by the Compensation and Awards Committee based upon, among other factors, a review of First Savings Bank’s performance in comparison to the peer group included in the Northwest Financial Industry Salary Survey prepared by Milliman.  The final compensation level is based on the peer group analysis contained in the survey and consideration is also given to First Savings Bank’s asset size, balance sheet complexity, corporate direction and management structure.  No particular weight is given to any of these factors by the Compensation and Awards Committee and the final compensation level is based on a subjective determination by the Compensation and Awards Committee. Mr. Kiley’s compensation was determined as part of a competitive recruiting process that involved the advice of an executive search firm.

Shareholder Votes on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we were required to include in our 2011 annual meeting proxy statement and present at the 2011 annual meeting two non-binding shareholder resolutions on executive compensation.  The first resolution, also known as a say-on-pay vote, asked the shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in last year’s proxy statement.  The second resolution allowed shareholders to cast an advisory vote on how often future shareholder votes on executive compensation should be held.  Approximately 57 percent of the shares present at the meeting voted in favor of holding an annual vote on executive compensation.  Although the shareholder vote on the frequency of future votes on executive compensation was non-binding, the Board of Directors and Compensation and Awards Committee heeded shareholder opinion and will present an advisory vote to approve executive compensation annually.  We will continue to hold annual advisory votes until the Board and Compensation and Awards Committee decide to hold the next shareholder advisory vote on the frequency of advisory votes, which must occur at least once every six years.  The advisory vote to approve executive compensation will be included in the proxy statement for the 2014 annual meeting of shareholders.

Nearly 67 percent of the shares present at the 2013 annual meeting voted in favor of approving the compensation of the named executive officers as disclosed in the proxy statement.  The Compensation and Awards Committee considered this vote as affirming its approach to executive compensation and used a similar approach as the prior year when it met to analyze and establish appropriate levels of 2014 executive compensation.

Compensation and Awards Committee Report

The Compensation and Awards Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management.  Based on the Committee’s review and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who are the members of the Compensation and Awards Committee:

Joann E. Lee (Chair)	Gary F. Faull
Robert L. Anderson	Dr. Gary F. Kohlwes
Kevin D. Padrick	Daniel L. Stevens

Compensation Policies and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on First Financial.  In addition, the Compensation and Awards Committee believes that the mix and design elements of the executive compensation package do not encourage management to assume excessive risks.  As described in our Compensation Discussion and Analysis, compensation decisions are subjective, based on peer group compensation data, institutional profitability, management development, market measurements and overall corporate performance.  The primary objective of the Compensation and Awards Committee is for management to be fairly compensated.  We have accomplished this by maintaining base salaries in the upper tier range of published peer groups, by providing excellent employee medical and other related benefits, by granting personal days off and by offering participation in our ESOP.

Incentive compensation remains subjective and is typically determined by the Compensation and Awards Committee after their analysis of profitability, asset quality trends, peer group performance, satisfactory regulatory standing and current market conditions.  Excessive risk-taking is further mitigated in that total incentive compensation reflects a percentage of net income as a basis of the bonus pool and further limitations include using a percentage of base salary as a maximum, with other restrictions in place for highly compensated individuals.  This approach ensures that every employee benefits from the performance of First Financial.

Executive Compensation

Summary Compensation Table.  The following table shows information regarding compensation paid to our named executive officers in the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Joseph W. Kiley III (4)	2013	425,000	42,500	--	229,192	246,550	37,100	980,342
President and Chief	2012	123,958	--	400,500	128,885	--	13,650	666,993
Executive Officer

Richard P. Jacobson (5)	2013	126,000	13,200	272,000	178,086	--	13,177	602,463
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer

Herman L. Robinson	2013	200,000	35,000	--	--	3,000	47,358	285,358
Senior Vice President and	2012	200,000	--	--	--	29,000	44,462	273,462
Chief Credit Officer	2011	200,000	--	--	--	16,000	21,559	237,559

Simon Soh (6)	2013	190,000	19,000	--	--	--	44,943	253,943
Senior Vice President and	2012	153,133	--	260,480	131,275	12,000	27,758	584,646
Chief Lending Officer

Ronnie Clariza (7)	2013	125,000	12,500	--	--	-- (8)	27,928	165,428
Senior Vice President and
Risk Management Officer

Victor Karpiak (9)	2013	125,000	--	--	--	221,635	134,932	481,567
Former President and	2012	365,975	--	--	--	295,548	50,798	712,321
Chief Executive Officer	2011	396,300	--	--	--	578,476	42,211	1,016,987

Kari A. Stenslie (10)	2013	127,500	--	--	--	-- (11)	49,322	176,822
Former Vice President and	2012	180,000	--	--	--	39,000	40,607	259,607
Chief Financial Officer	2011	180,000	--	--	--	39,000	30,540	249,540
___________
(1)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation.” For a discussion of valuation assumptions, see Note 10 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
Unless noted otherwise, reflects the increase in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and, with respect to Messrs. Kiley and Karpiak, our Supplemental Retirement Plan. These values are set according to accounting requirements and do not reflect any increases in the officer’s benefit upon retirement.

(3)	Please see the table below for more information on the other compensation paid to our named executive officers in 2013.
(4)	Mr. Kiley was hired effective September 17, 2012.
(5)	Mr. Jacobson was hired effective July 9, 2013.
(6)	Mr. Soh was not a named executive officer in 2011.
(7)	Mr. Clariza was not a named executive officer in 2012 or 2011.
(8)	The present value of the accumulated benefit under Mr. Clariza’s pension plan account decreased by $17,000 in 2013.
(9)	Mr. Karpiak retired effective September 1, 2013.
(10)	Ms. Stenslie was separated from First Financial effective September 15, 2013.
(11)	The present value of the accumulated benefit under Ms. Stenslie’s pension plan account decreased by $14,000 in 2013.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This section describes the method of calculating the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the table above and explains the relevance of these amounts.  The values in this column represent the change in the present value from the prior year of the funds necessary to fully fund the pension and deferred compensation arrangements for the named executive officers.  The calculations are dictated by accounting principles and are significantly impacted by changes in interest rates.  An independent company administers the plans and calculates the actuarial present values, including the estimated interest rate used in the calculation.

In an attempt to better illustrate this topic, consider the following example: assume First Financial has an agreement in place with an executive officer that provides the officer with a retirement benefit of $50,000 for a period of 10 years following retirement.  If interest rate assumptions were not part of the equation, First Financial would need to ensure that it had $500,000 available ($50,000 per year times 10 years of retirement payments) to disburse to the officer over the 10 year period.  In this example, First Financial would accrue for that benefit each year to ensure it will have exactly $500,000 at the officer’s retirement date.  However, because interest rates are required to be part of the equation (and rates are above zero), it is assumed that there will be interest earned on the retirement funds, both during the time of the executive officer’s employment and during the post-retirement payout period.  Therefore, the amounts necessary to be set aside to fully fund the retirement obligation are lower (in some cases, significantly lower) when interest rates are part of the equation, because actual interest earned to partially fund the retirement payments is lower than those used to calculate the minimum required contribution.  When interest rates fluctuate from year to year, the amount of minimum required contribution changes and can change dramatically.  When rates decline during the year, more money needs to be set aside by First Financial since less interest will accrue to the funds, and when interest rates increase, lower amounts are necessary.

In the Summary Compensation Table, the leveling of the interest rate assumptions used for 2013 compared to 2012 resulted in a reduction in the change in accumulated pension benefits compared to 2012.  In the case of Mr. Karpiak, the sustained higher level of interest rates resulted in the present value of accumulated benefits for his pension and Supplemental Retirement Agreement decreasing by $247,000 for 2013 from 2012 and increasing by $287,000 for 2012 from 2011.

All Other Compensation.  The following table sets forth details of “All other compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by First Financial or First Savings Bank for 2013.

Name	401(k) Plan Contribu- tion ($)	ESOP Contribu- tion ($)	Company Car Allow- ance ($)	Housing ($)	Dividends on Unvested Restricted Stock ($)	Severance Compen- sation ($)	Board Fees ($)	Total ($)

Joseph W. Kiley III	--	--	10,800	25,500	5,600	--	--	37,100
Richard P. Jacobson	1,177	--	2,500	4,000	2,000	--	--	13,177
Herman L. Robinson	5,295	40,271	--	--	1,792	--	--	47,358
Simon Soh	5,444	35,915	--	--	3,584	--	--	44,943
Ronnie Clariza	3,894	23,522	--	--	512	--	--	27,928
Victor Karpiak	1,574	--	--	--	768	103,500	28,550	134,932
Kari A. Stenslie	3,808	--	--	--	512	45,002	--	49,322

Employment Agreements.  First Savings Bank entered into an amended employment agreement with Joseph W. Kiley III and an initial employment agreement with Richard P. Jacobson on December 2, 2013.  Mr. Kiley’s agreement is retroactive to the date of the original agreement of August 14, 2012, and Mr. Jacobson’s agreement is effective as of July 9, 2013, the date he was hired.  The agreements each have an initial term of three years and on each anniversary of the effective date of the agreement, the term of the agreement will be extended for an additional year, provided that within the 90 day period ending on such anniversary, First Savings Bank’s Board of Directors does not inform the executive in writing that the agreement will not be extended.  The agreements provide for an annual base salary of $425,000 for Mr. Kiley and $264,000 for Mr. Jacobson.  Mr. Kiley’s salary shall be reviewed by the Bank’s Board of Directors each December during the term of the agreement.  Under the agreements, the executives are eligible to participate in all Bank plans relating to retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof in which the Bank’s executive officers are eligible to participate.  Mr. Kiley’s agreement and Mr. Jacobson's job offer letter provide for temporary housing, relocation expenses and an automobile allowance.  The employment agreements provide that compensation may be paid in connection with the termination of the executive’s employment under a variety of scenarios, as described below under “Potential Payments Upon Termination.”

Transition and Separation Agreements.  On August 10, 2012, First Financial, First Savings Bank and First Financial Diversified entered into a transition agreement with Victor Karpiak to facilitate executive succession in connection with his proposed retirement.  The agreement defined Mr. Karpiak’s responsibilities and compensation during the transition period, effective with his resignation on September 17, 2012 as President and Chief Executive Officer of First Savings Bank and concluding with his retirement.  Under the agreement, on September 17, 2012, Mr. Karpiak began a reduced work schedule that corresponded to his obligations under the transition agreement.  Until his retirement on September 1, 2013, Mr. Karpiak’s annualized salary was $125,000 under the transition agreement.  In addition, the transition agreement provided that Mr. Karpiak would continue to be compensated as a director and Chairman of First Savings Bank in compliance with the procedures for compensating directors described in “Directors’ Compensation.”

In connection with Mr. Karpiak’s retirement, First Financial, First Savings Bank and First Financial Diversified entered into a separation agreement with him, effective September 1, 2013.  Under the agreement, the employment agreement between Mr. Karpiak and the Bank and the transition agreement described above terminated as of September 1, 2013.  The separation agreement provides that Mr. Karpiak receive severance compensation in an amount of $181,106, payable until March 31, 2014, in equal amounts each payroll period in accordance with the Bank’s regular payroll practices.  In addition, the agreement also provides that Mr. Karpiak will receive, from September 1, 2013, until March 31, 2014, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) on the same terms as if he had not terminated employment.  The agreement also provides that Mr. Karpiak was fully vested in the benefit under his executive supplemental retirement agreement as of September 1, 2013.  Between September 1, 2013, and March 31, 2014, Mr. Karpiak has agreed to be available to First Financial, First Savings Bank and First Financial Diversified for consultation by telephone, or upon reasonable request, in person.  The agreement contains customary confidentiality, non-disparagement, cooperation, and release and waiver of claims provisions.

Kari Stenslie, Vice President and Chief Financial Officer of First Financial and First Savings Bank since February 2008, separated from First Financial and First Savings Bank effective September 15, 2013 (the “separation date”) as a result of a reorganization of senior executives.  In connection with her departure, Ms. Stenslie entered into two separation agreements with the Bank, which provided for certain terms related to her separation from First Financial and the Bank.  Under the first agreement, Ms. Stenslie received compensation based on her regular wages through the separation date, plus any accrued but unused paid time off and vacation, less all lawful and authorized deductions and withholdings on or before the next regular pay date after the separation date.  Ms. Stenslie was on garden leave from August 15, 2013, until the separation date, during which time she received 50 percent of her regular salary.  The first agreement also provided for continued vesting through the separation date of the restricted stock awarded to Ms. Stenslie on September 10, 2008.  In addition, Ms. Stenslie was eligible to participate in the Bank’s group medical/dental plan and other benefits plans and programs until the last day of September 2013.  The second agreement provided that Ms. Stenslie was entitled to receive 12 weeks of salary, subject to all applicable taxes and withholdings and all authorized deductions.  These amounts were paid in one lump sum to Ms. Stenslie.

Grants of Plan-Based Awards.  The following table shows information regarding grants of plan-based awards made to our named executive officers for 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Joseph W. Kiley III	09/18/13	--	50,000	10.69	229,192

Richard P. Jacobson	07/17/13	25,000	--	--	272,000
	07/17/13	--	60,000	10.88	178,086

Herman L. Robinson	--	--	--	--	--

Simon Soh	--	--	--	--	--

Ronnie Clariza	--	--	--	--	--

Victor Karpiak	--	--	--	--	--

Kari A. Stenslie	--	--	--	--	--

Mr. Kiley’s employment agreement provides for initial grants of 50,000 shares of First Financial restricted stock and options to purchase 150,000 shares of First Financial common stock (50,000 granted on September 19, 2012 and 2013 and 50,000 to be granted on September 19, 2014, provided he is still employed by First Savings Bank on that date), vesting at a rate of 20 percent per year.  The agreement requires the Bank to provide Mr. Kiley with a supplemental executive retirement plan, which was finalized on June 19, 2013.  Mr. Jacobson’s employment agreement provides for grants of 25,000 shares of First Financial restricted stock and options to purchase 60,000 shares of First Financial common stock, vesting at a rate of 20 percent per year.

Outstanding Equity Awards.  The following information with respect to outstanding stock and option awards as of December 31, 2013, is presented for the named executive officers.

		Option Awards (1)				Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Joseph W. Kiley III	09/18/13	--	50,000	10.69	09/18/23	--	--
	09/19/12	10,000	40,000	8.01	09/19/22	40,000	414,800

Richard P. Jacobson	07/17/13	--	60,000	10.88	07/17/23	25,000	259,250

Herman L. Robinson	06/23/10	30,000	20,000	4.03	06/23/20	12,800	132,736

Simon Soh	10/17/12	10,000	40,000	8.14	10/17/22	25,600	265,472

Ronnie Clariza	07/03/08	50,000	--	9.78	07/03/18	--	--

Victor Karpiak	--	--	--	--	--	--	--

Kari A. Stenslie	--	--	--	--	--	--	--
_________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.

Option Exercises and Stock Vested.  The following table shows the value realized upon exercise of stock options and vesting of stock awards for the named executive officers for the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph W. Kiley III	--	--	10,000	106,100
Richard P. Jacobson	--	--	--	--
Herman L. Robinson	--	--	6,400	65,344
Simon Soh	--	--	6,400	68,096
Ronnie Clariza	--	--	6,400	70,272
Victor Karpiak	97,940	80,752	19,200	201,792
Kari A. Stenslie	50,000	52,922	6,400	70,272

Pension Benefits.  The following table provides information as of December 31, 2013, regarding participation in plans that provide specified retirement payments and benefits to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Joseph W. Kiley III	Supplemental Retirement Agreement	1.25	246,550	--

Richard P. Jacobson	--	--	--	--

Herman L. Robinson	Pension Plan	1.83	48,000	--

Simon Soh	Pension Plan	1.58	15,000	--

Ronnie Clariza	Pension Plan	8.67	47,000	--

Victor Karpiak	Pension Plan	32.08	1,686,000	--
	Supplemental Retirement Agreement	15.00	877,705	--

Kari A. Stenslie	Pension Plan	4.08	95,000	--
_________
(1)	For the Pension Plan, reflects years credited, and for the supplemental retirement agreement, reflects benefit period.
(2)
Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 4.95 percent discount rate. Supplemental retirement agreement accumulated benefits reflect the present value of 180 future annual payments at the eligibility date using a 2.5 percent discount rate.

First Savings Bank is a participating employer in a multiple-employer defined benefit plan (the “pension plan”), which provides a benefit upon retirement to eligible employees of First Savings Bank, First Financial and First Financial Diversified.  Until March 31, 2013, all employees except those under specific agreement, who met the minimum requirements of one year of service, attainment of age 21 and completion of 1,000 hours of service in the 12 consecutive months following enrollment were eligible to participate.  The Board of Directors voted to freeze all accumulated benefits as of March 31, 2013.  As of that date, employees with less than one year of service, or new employees hired subsequently, may not participate in the plan and no new benefits accrued to participants after that date.

Upon completion of five years of employment with First Financial or its subsidiaries, participants are 100 percent vested.  There is no provision for partial vesting.  The service amounts shown in the table above represent actual years of credited service; no additional years of credited service have been granted to any named executive officer under the pension plan.  Several forms of benefit payments are available under the pension plan.  The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon two percent for those hired prior to January 1, 2010, and one percent for those hired on or after January 1, 2010, times the number of years of service with First Financial and its subsidiaries times the average of the participant’s eligible salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2013, no named executive officers were eligible for early retirement benefits.

The executive supplemental retirement agreements provide benefits in addition to those provided by the pension plan.  Mr. Kiley’s agreement provides for an annual pension of $28,000 if he is still employed by First Savings Bank upon attaining age 65.  His benefit will commence following his separation from service, subject to a potential six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and will be paid in monthly installments over 15 years.  In the event of Mr. Kiley’s death prior to retirement but while still employed by First Savings Bank, his designated beneficiary would receive a lump sum benefit of $200,000.  As of December 31, 2013, Mr. Kiley was not eligible for retirement benefits under the agreement.  Mr. Karpiak’s agreement provides for an annual pension of $78,000.  Pursuant to the terms of his separation agreement, Mr. Karpiak is vested in his benefit and First Savings Bank began paying it on April 1, 2014, in monthly installments for 15 years.

Benefits earned under the agreements are paid from First Savings Bank’s assets.  It is management and the Board of Directors' intent to informally fund those payments with its bank-owned whole life insurance policies.   The aggregate death benefit coverage from the policies is $3.6 million.  First Savings Bank is the beneficiary of these policies, and no participants will derive any personal benefits as a result of these policies.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  These agreements are discussed in further detail following the table below.  In addition, the pension plan and executive supplemental retirement agreement discussed above provide for payments upon early retirement or normal retirement.  The following table shows, as of December 31, 2013, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Annual Early Retirement Benefit ($)		Annual Normal Retirement Benefit ($)	Disability ($)	Death ($)

Joseph W. Kiley III
Employment Agreement	425,000	1,270,750	--		--	212,500	35,417
Supplemental Retirement Agreement	--	--	--		28,000	--	200,000
Equity Incentive Plan	--	414,800	--		--	414,800	414,800

Richard P. Jacobson
Employment Agreement	264,000	789,360	--		--	132,000	22,000
Equity Incentive Plan	--	259,250	--		--	259,250	259,250

Herman L. Robinson
Severance Agreement		200,000	--		--	--	--
Pension Plan	--	--	--	(1)	3,667	--	44,004	(2)
Equity Incentive Plan	--	132,736	--		--	132,736	132,736

Simon Soh
Pension Plan	--	--	1,276	(3)	2,385	--	15,312
Equity Incentive Plan	--	265,472	--		--	265,472	265,472

Ronnie Clariza
Pension Plan	--	--	3,679	(3)	15,525	--	44,148

Victor Karpiak
Supplemental Retirement Agreement	--	--	--		78,000	--	200,000
Pension Plan	--	--	131,445	(3)	233,925	--	1,777,340

Kari A. Stenslie
Pension Plan	--	--	7,472	(3)	14,233	--	89,664
_________
(1)	Mr. Robinson has reached normal retirement age for purposes of the Pension Plan.
(2)	Does not include active service death benefit, which was terminated effective April 1, 2013.
(3)
Under the terms of the Pension Plan, the executive may elect an early retirement benefit upon retirement prior to age 65, or may elect to have the full retirement benefit paid when the executive attains age 65.

Employment Agreements.  The employment agreements with Joseph W. Kiley III and Richard P. Jacobson provide for payments in the event of disability, death or termination.  If either executive becomes entitled to benefits under the terms of our then-current disability plan, if any, or becomes otherwise unable to fulfill his duties under the employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of either executive’s disability, his employment agreement will not be suspended, except that the obligation to pay his salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, we may discontinue payment of the executive’s salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.

In the event of either Mr. Kiley’s or Mr. Jacobson’s death while employed under an employment agreement and prior to any termination of employment, we will pay to his estate, or such person as he may have previously designated, the salary that was not previously paid to him and that he would have earned if he had continued to be employed under the agreement through the last day of the month in which he died, together with the benefits provided under the employment agreement through that date.

The employment agreements also provide for benefits in the event of either Mr. Kiley’s or Mr. Jacobson’s involuntary termination.  If Mr. Kiley’s or Mr. Jacobson’s employment is terminated for any reason other than cause, or change in control, or he terminates his own employment because of a material diminution of or interference with his duties, responsibilities or benefits, including any of the following actions unless consented to:

(1) a requirement that he be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of First Financial’s administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of personnel reporting to him; (4) a 20 percent or more reduction in his base salary; (5) a material permanent increase in the required hours of work or his workload; or (6) the failure of the First Savings Bank Board of Directors to elect Mr. Kiley as President and Chief Executive Officer of the Bank, we must pay certain benefits.  The executive would receive his salary at the rate in effect immediately prior to the date of termination over the one-year period beginning on his date of termination.  We would also be required to provide the executive during the one-year period beginning on his date of termination substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination.

If Mr. Kiley’s or Mr. Jacobson’s employment is terminated during the year following the effective date of a change in control of First Financial or First Savings Bank, or he terminates his own employment following a change in control for any of the reasons listed in the previous paragraph, we must pay him a lump sum equal to 299 percent of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide, during the one-year period beginning on his date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control.  Individuals are subject to a 20 percent excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial and First Savings Bank would not be entitled to deduct the amount of such excess payments.  Mr. Kiley’s and Mr. Jacobson’s employment agreements provides that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Severance Agreement.  We have entered into a severance agreement with Mr. Robinson.  If First Savings Bank terminates his employment, other than for cause, or he terminates his own employment within 12 months following a change in control of First Financial or First Savings Bank for any of the reasons described above in the discussion of Messrs. Kiley’s and Jacobson’s employment agreements, Mr. Robinson would be entitled to payment and benefits.  The agreements require that First Savings Bank: (1) pay his salary through the day of termination, including the pro rata portion of any incentive award; (2) pay for the remaining term of the agreement his life, health and disability coverage; and (3) pay in a lump sum an amount equal to 100 percent of his base amount (as defined in Section 280G of the Internal Revenue Code).  Any payments to Mr. Robinson are subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

First Savings Bank previously established the First Savings Bank Northwest Employee Severance Compensation Plan to provide eligible employees with severance pay benefits in the event of a change in control of First Savings Bank or First Financial based on length of employment and position.  In 2013, the Compensation and Awards Committee recommended the elimination of this plan.  Subsequently, the Board of Directors eliminated the plan.

Equity Incentive Plan.  The 2008 Equity Incentive Plan provides for accelerated vesting of awards in the event of a recipient’s death or disability, or a change in control.  The plan provides that with respect to outstanding and unvested stock options, stock appreciation rights and restricted stock awards, the vesting date shall be accelerated to the date of the recipient’s death or disability, or the earliest date of the change in control.

Compensation and Awards Committee Interlocks and Insider Participation

The members of the Compensation and Awards Committee are Directors Lee, Kohlwes, Anderson, Faull, Padrick and Stevens.  None of the members of the Compensation and Awards Committee of the First Financial Board of Directors has served as an officer or employee of First Financial or any of its subsidiaries or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Financial’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Northwest, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in First Financial’s Proxy Statement for the 2014 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation and Awards Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation and Awards Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  As discussed in the Compensation Discussion and Analysis section, the Compensation and Awards Committee believes that the executive compensation for 2013 is reasonable and appropriate, reflecting the peer group data range between the 50th and 75th percentile for base salaries.  The subjective approach taken by the Committee, which focuses on fair compensation, without introducing incentive clauses and their unintended consequences, has effectively fulfilled the objective of retaining and attracting key executives with proven ability.  During this challenging economic period, our compensation program was modified with a reduction of some benefits and the elimination of all bonuses; however, it still enabled us to replace certain management personnel with highly experienced individuals greatly contributing to improved asset quality and earnings.  The fair compensation model committed to by the Compensation and Awards Committee encourages a culture of teamwork with recognition that the performance of First Financial is shared by all.  This, in turn, has proven to promote longevity with limited personnel turnover creating efficiencies that are aligned with the long-term interests of shareholders.  The Compensation and Awards Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill objectives outlined in the Compensation Discussion and Analysis.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT/COMPLIANCE/RISK COMMITTEE REPORT

The Audit/Compliance/Risk Committee of the First Financial Board of Directors reports as follows with respect to First Financial’s audited financial statements for the fiscal year ended December 31, 2013:

•	the Audit/Compliance/Risk Committee has completed its review and discussion of the 2013 audited financial statements with management;

•
the Audit/Compliance/Risk Committee has discussed with the independent auditor, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
the Audit/Compliance/Risk Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit/Compliance/Risk Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
the Audit/Compliance/Risk Committee has, based on its review and discussions with management of the 2013 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that First Financial’s audited financial statements for the year ended December 31, 2013, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit/Compliance/Risk Committee:

Audit/Compliance/Risk Committee:

Dr. Gary F. Kohlwes (Chairman)
Joann E. Lee
Gary F. Faull

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of First Financial’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Directors, executive officers and greater than 10 percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  The SEC has established filing deadlines for these reports and we are required to disclose in this Proxy Statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended December 31, 2013, all filing requirements applicable to our reporting officers, directors and greater than 10 percent shareholders were properly and timely complied with, except for one late filing on Form 3 covering one transaction by Mr. Clariza.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit/Compliance/Risk Committee of the Board of Directors has appointed Moss Adams LLP as First Financial’s independent auditor for the year ending December 31, 2014, and that appointment is being submitted to shareholders for ratification.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2013, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed to First Financial and First Savings Bank for professional services rendered by Moss Adams LLP for the fiscal years ended December 31, 2013, and 2012.

	Years Ended December 31,
	2013	2012

Audit Fees	$312,000	$306,000
Audit-Related Fees	21,000	21,000
Tax Fees	29,000	50,000
All Other Fees	--	--

The Audit/Compliance/Risk Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditor and the estimated fees for these services in connection with its annual review of its charter.  In considering non-audit services, the Audit/Compliance/Risk Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.  All of the services provided by Moss Adams LLP in the year ended December 31, 2013, were approved by the Audit/Compliance/Risk Committee.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 201 Wells Avenue South, Renton, Washington 98057, no later than January 8, 2015, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by May 23, 2014.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
May 8, 2014

REVOCABLE PROXY
FIRST FINANCIAL NORTHWEST, INC.

ANNUAL MEETING OF SHAREHOLDERS JUNE 25, 2014

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of First Financial Northwest, Inc. (“First Financial”) with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial that the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 25, 2014, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated.

		FOR	WITHHELD

1.	The election as director of the nominees listed below (except as marked to the contrary below).	[ ]	[ ]

Three-year term:
Gary F. Kohlwes
Joseph W. Kiley III

One-year term:
Richard P. Jacobson

INSTRUCTIONS: To withhold your vote for any individual nominee, write the nominee’s name on the line below.

_____________________________________

		FOR	AGAINST	ABSTAIN

2.	Advisory (non-binding) approval of the compensation of our named executive officers.	[ ]	[ ]	[ ]

3.	The ratification of the appointment of Moss Adams LLP as the independent auditor for the year ending December 31, 2014.	[ ]	[ ]	[ ]

4.	In their discretion, upon such other matters as may
properly come before the meeting.

The Board of Directors recommends a vote “FOR” all of the proposals.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the propositions stated.  If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof, and after notification to the Secretary of First Financial at the meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the annual meeting of shareholders, and the 2014 Annual Report to Shareholders.

Dated: _________________________, 2014

____________________________________	____________________________________
PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

____________________________________	____________________________________
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.  You may also vote by telephone or the Internet by following the instructions on the proxy card.